Exhibit 19.1

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of
Regulation S-K. [***] indicates that information has been redacted.

Certain schedules, exhibits and similar attachments, including Appendix A, Appendix B and Appendix C to this exhibit, have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Kindly MD, Inc. will provide a copy of such omitted materials to the
Securities and Exchange Commission or its staff upon request.

INSIDER TRADING POLICY

This Insider Trading Policy (“Policy”) provides the standards of Kindly MD, Inc. with respect to transactions in securities of the Company and the handling of confidential information about Kindly MD, Inc. and the companies with which Kindly MD, Inc. does business. The federal securities laws prohibit insider trading. Insider trading occurs when a person uses material non- public information obtained through involvement with the Company to make decisions to engage in transactions in the Company’s securities or transmits such information to any other person who may trade on the information. Please note that this insider trading policy supplements the restrictions set forth in the Company’s Code of Ethics and Business Conduct.

This Policy applies to all transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company (referred to in this Policy as the “Company’s securities”). For the sake of clarity, this Policy covers trading in the securities of other companies if such trades are based on material, nonpublic information that was obtained through the Company. The term “transactions” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including market option exercises, gifts or other contributions, exercises of stock options granted under the Company’s equity plans, sales of stock acquired upon the exercise of options and the vesting of restricted stock and restricted stock units and trades made under an employee benefit plan.

The prohibitions against insider trading apply to trades (which includes buying, selling, or otherwise transacting), tips, and recommendations by all of the directors, officers, employees, consultants and independent contractors of the Company and its subsidiaries. Section 1 of this Policy also applies to such persons’ family members, other members of such persons’ households and entities controlled by such persons, as described in more detail below. Section 2 hereof applies to all directors and Officers of the Company and the employees described in Appendix A hereto. Section 2 of this Policy also applies to such persons’ family members, other members of such persons’ households and entities controlled by such persons, as described in more detail below. Section 3 hereof sets forth additional requirements applicable to directors and Officers of the Company.

If this Policy applies to you, it also applies to family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, in-laws and adoptive relationships) or are financially dependent on you, and also includes other family members whose transaction in securities are directed by you or are subject to your influence or control (collectively referred to as “Family Members”). This Policy also applies to any other person who lives in your household and to any legal entities (such as a corporation, partnership or trust) that are influenced or controlled by you (collectively referred to as “Controlled Entities”).

Transactions by your Family Members, household members and Controlled Entities should be treated for the purposes of this Policy as if they were for your own account. Accordingly, all references to you with regard to all trading restrictions and pre-clearance procedures in this Policy also apply to your Family Members, household members and Controlled Entities. You are personally responsible for the actions of your Family Members, household members and Controlled Entities.

The Company has appointed the General Counsel to act as the “Compliance Officer”. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review. The duties of the Compliance Officer include, but are not limited to, the following:

●	assisting with implementation and enforcement of this Policy;

●	circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up to date with insider trading laws;

●	pre-clearing all trading in securities of the Company by Company insiders in accordance with the procedures set forth in herein;

●	providing approval of any Rule 10b5-1 plans under the provisions below; and

●	providing a reporting system with an effective whistleblower protection mechanism.

Any violation of this Policy may result in immediate dismissal and may subject you to both civil and criminal penalties. This is an extremely important matter, and we urge you to read the following with care. If you have any questions about this Policy, including its application to any proposed transaction, you may obtain additional guidance from the Compliance Officer. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

The Compliance Officer may be contacted at [***] for questions or to report concerns.

Section 1: Trading Restrictions and Guidelines

Section 1 of this Policy applies to all of the directors, officers, employees, consultants, and contractors of the Company and its subsidiaries. Section 1 of this Policy also applies to such persons’ Family Members, household members and Controlled Entities. All references to you with regard to all trading restrictions in this Policy also apply to your Family Members, household members and Controlled Entities.

A. General Policy—Prohibition Against Trading On or Tipping Material Nonpublic Information

While in the possession of material nonpublic information relating to Kindly MD, Inc., you (and any of your Immediate Family Members) may not directly or indirectly through family members or other persons or entities:

1. Purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, except as otherwise specified in this Policy under the heading “Certain Exceptions to the Trading Restrictions in this Policy.”

2. Recommend the purchase or sale of any Company securities; or

3. Communicate material nonpublic information concerning Kindly MD, Inc. to any other person (including relatives, friends, or business associates), except to the extent necessary to perform authorized work for Kindly MD, Inc. or as required or specifically permitted by law or legal process. Nor should such information be discussed with any person within Kindly MD, Inc. under circumstances where it could be overheard. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information.

In addition, if, in the course of employment with the Company or the performance of services on the Company’s behalf, you learn material nonpublic information about another company with which the Company proposes to, or does, business, including a vendor, customer or supplier of the Company, you may not (i) trade in that company’s securities until the information becomes public or is no longer material, or (ii) communicate that information or make any recommendation relating to the buying or selling of securities of such company to any other person, including family and friends, business associates, or in any consulting capacity.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. This means that you may have to forgo a proposed transaction in the Company’s or another company’s securities even if you planned to make the transaction before learning the material nonpublic information and even though you believe that waiting may cause you to suffer an economic loss or not realize anticipated profit.

This Policy continues to apply to transactions in Company securities even after termination of service to Kindly MD, Inc. If an individual is in possession of material nonpublic information when his, her, or their service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. Unless notified otherwise by the Company, persons who leave during a blackout period will continue to be subject to such blackout period after termination of service to Kindly MD, Inc. The preclearance procedures specified in Section 2 will cease to apply to transactions in Company securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.

B. Definitions

Material Information. Material information is any information that a reasonable investor would consider important in determining whether to buy, sell or hold securities. Positive or negative information may be material to investors. A determination as to whether information is material depends on all of the related facts and circumstances. Material information is not limited to historical facts but may also include projections and forecasts. Materiality is based on an assessment of all the facts and circumstances and is often evaluated by courts and enforcement authorities with the benefit of hindsight.

Information that you should consider material includes, but is not limited to:

●	earnings information and quarterly results;

●	financial forecasts, including earnings estimates;

●	changes in previously released forecasts;

●	significant merger, acquisition or divestiture proposals or agreements;

●	changes in auditors;

●	significant changes in the Company’s prospects;

●	significant or unusual borrowing or liquidity issues;

●	equity or debt offerings;

●	purchases or redemptions of securities;

●	change in management or the Company’s board of directors;

●	significant related party transactions;

●	pending or threatened significant litigation, or the resolution of such litigation; and

●	significant cybersecurity incidents.

Nonpublic Information. Information that has not been disclosed to the public is generally considered to be nonpublic information. Information is considered to be public when it has been released in a manner that is reasonably designed to provide broad, non-exclusionary distribution (e.g., by means of a press release or an SEC filing) and after enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, information should not be considered fully absorbed by the market until after the second business day after the day on which the information is released. Note that the information disseminated must be some form of “official” announcement. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered broadly distributed even when the information is accurate.

Officer. Officer means the individuals classified by the Company as officers for purposes of SEC rules under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

C. Blackout Periods for Any or All Personnel.

The Compliance Officer may issue instructions from time to time advising some or all personnel that they may not engage in transactions in Company securities for certain periods, or that our securities may not be traded without prior approval. Due to the confidential nature of the events that may trigger these sorts of blackout periods, the Compliance Officer may find it necessary to inform affected individuals of a blackout period without disclosing the reason.

D. Certain Exceptions to the Trading Restrictions in this Policy

The trading restrictions in this Policy (including those set forth in Section 2) do not apply in the case of the following transactions, except as specifically noted:

●	401(k) Plans. Investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company's 401(k) plan is permitted. However, any changes in an employee’s investment election regarding the Company’s stock is subject to trading restrictions under this Policy.

●	ESPP. Purchasing Company stock through periodic, automatic payroll contributions to the Company’s employee stock purchase plan (“ESPP”), should any such plan exist, is permitted. However, electing to enroll in the ESPP, making any changes in elections under the ESPP, and selling any Company stock acquired under the ESPP are subject to trading restrictions under this Policy.

●	Exercise of Stock Options. The trading restrictions in this Policy do not apply to the exercise of an employee stock option acquired pursuant to the Company’s equity plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements provided, however, that if you are subject to the pre-clearance procedures discussed in Section 2.B below, you must obtain preclearance prior to any exercise of stock options. The trading restrictions in this Policy do apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. For the sake of clarity, any sale of Company stock issued on exercise is not exempted nor are other discretionary transactions.

●	Vesting of Restricted Stock Awards and Restricted Stock Unit Awards. The trading restrictions in this Policy do not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock unit. The trading restrictions in this Policy do apply, however, to any market sale of restricted stock and shares of stock received upon the vesting of restricted stock units.

●	Rule 10b5-1 Trading Plan. The trading restrictions in this Policy do not apply to purchases or sales of the Company’s securities pursuant to a pre-approved Rule 10b5-1 trading program (a “Rule 10b5-1 Plan”). Implementation of a Rule 10b5-1 Plan under the Exchange Act provides an affirmative defense (which must be proven) from insider trading liability under Rule 10b-5. A Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material non-public information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Entry into a Rule 10b5-1Plan must comply with the requirements set forth in “Rule 10b5-1 Plans” below.

E. Rule 10b5-1 Plans

Entry into a Rule 10b5-1 Plan requires the prior written approval of the Compliance Officer (which approval may include an e-mail confirmation). Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. All preclearance submissions should be e-mailed to the Compliance Officer at [***]. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. You may not adopt a Rule 10b5-1 Plan at a time when you are aware of material nonpublic information. In addition, you may not adopt a Rule 10b5-1 Plan when you are subject to a blackout period pursuant Section 1.C above and, if you are subject to Section 2 below, you may not adopt a Rule 10b5-1 Plan during any Quarterly Blackout Period or Event-Specific Blackout Period. The following requirements apply to all Rule 10b5-1 Plans:

●	directors and Officers may not commence sales under a Rule 10b5-1 plan until the later of (i) 90 days following the date of adoption or modification of such plan; or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-K or Form 10-Q relating to the fiscal quarter in which the Rule 10b5-1 plan was adopted or modified (but not to exceed 120 days following plan adoption or modification);

●	all persons other than directors and Officers, may not commence sales under a Rule 10b5- 1 plan until 30 days following the date of adoption or modification of such plan;

●	directors and Officers must provide a representation in the Rule 10b5-1 plan certifying that, on the date of adoption or modification of the plan, they (i) are not aware of material nonpublic information about the Company or its securities; and (ii) are adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;

●	subject to the limited exceptions set forth in Rule 10b5-1, you may not maintain multiple, overlapping plans;

●	subject to the limited exceptions set forth in Rule 10b5-1, you can utilize only one single- trade plan (i.e. a plan designed to effect only a single transaction) during any 12 month period; and

●	you must act in good faith with respect to the Rule 10b5-1 plan, not just in connection with entering into the plan.

The Company may impose additional restrictions on Rule 10b5-1 Plans, including without limitation:

●	requiring that all plans be managed by an administrator selected by the Company;

●	restrictions on termination or modification of plans;

●	prohibition on entry into new plans for extended periods following termination of an existing plan; and

●	prescribed periods during which persons may enter into plans.

Modification or termination of Rule 10b5-1 Plans are generally discouraged absent compelling circumstances. Any modification to any Rule 10b5-1 Plan is treated as the entry into a new plan and must comply with all of the above requirements.

To address the lack of transparency under current rules around the use of Rule 10b5-1 plans, the SEC adopted Item 408(a) of Regulation S-K and corresponding amendments to Forms 10-Q and 10-K to require quarterly disclosure of:

●	Whether a director or officer adopted or terminated: (a) any contract, instruction or written plan for the purchase or sale of securities of the registrant intended to satisfy the Rule 10b5-1(c) affirmative defense; and/or (b) any written trading arrangement for the purchase or sale of securities of the registrant that constitutes a non-Rule 10b5-1(c) trading arrangement under Item 408(c).

●	A description of the material terms of the trading arrangement, other than terms with respect to price, such as: (a) the name and title of the director or officer; (b) the date of adoption or termination of trading arrangement; (c) the duration of the trading arrangement; and (d) the aggregate number of securities to be sold or purchased under the trading arrangement.

Item 408(c) defines what constitutes a non-Rule 10b5-1 trading arrangement for directors and officers. The Compliance Officer will be able to assist the Company with collecting the information needed for this new disclosure.

F. Violations of Insider Trading Laws

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory. Individuals charged with Insider Trading may be prohibited from serving as directors or officers of the Company or any other public company. Keep in mind that there are no limits on the size of a transaction that will trigger insider trading liability; relatively small trades have in the past occasioned SEC investigations and lawsuits.

Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he, she, or they has material nonpublic information can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided. In addition, a person who tips others may also be liable for transactions by the tippees to whom he, she, or they has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction. The SEC can also seek substantial penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel.

Company-imposed Penalties. An individual who violates this Policy may be subject to disciplinary action by the Company, including dismissal or removal for cause.

G. Additional Guidelines

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions (even if they do not possess material nonpublic information):

Short-term trading: Company insiders who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase unless such sale involves a non-discretionary transaction pursuant to:

●	a tax-conditioned plan, such as a 401(k) plan,

●	a qualified profit-sharing plan

●	a Section 423 employee stock purchase plan, or

●	a transaction approved by the Company’s board of directors or a committee consisting of two or more non-employee directors.

Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery). Short sales of Company securities may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities are prohibited.

Publicly Traded Options. You may not engage in transactions in publicly traded options related to the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market. Given the relatively short term of publicly traded options, transactions in options related to the Company’s securities may create the appearance that you are trading based on material non-public information and focus your attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in publicly traded options related to the Company’s securities on an exchange or in any other organized market are prohibited by this Policy.

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit you to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as the Company’s other stockholders. Therefore, you are prohibited from engaging in any such transactions.

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Therefore, you are prohibited from holding Company securities in margin accounts or pledging Company securities as collateral for a loan.

Section 2: Additional Restrictions Applicable to Directors, Officers and Designated Employees

Section 2 of this Policy imposes additional restrictions and applies to all directors and Officers of the Company and the employees described in Appendix A hereto (“Designated Employees”). This section of the Policy also applies to such persons’ Family Members, household members and Controlled Entities.

A. Trading Window Periods

Trading Window. Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. However, even during trading windows, a Covered Person who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material.

Quarterly Blackout Periods. You cannot engage in transactions in Company securities during a blackout period. Kindly MD, Inc. has established four routine quarterly blackout periods (“Quarterly Blackout Periods”). Each Quarterly Blackout Period begins at the close of trading on the 15th day of the final month of each fiscal quarter (i.e. March 15th, June 15th, September 15th, and December 15th) and ends on the commencement of trading on Nasdaq on the third trading day following the day on which Kindly MD, Inc. makes a public news release of its quarterly or annual earnings for the prior fiscal quarter or fiscal year, as the case may be.

Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Quarterly Blackout Period, but only if the Compliance Officer concludes that the person does not in fact possess material nonpublic information. Persons wishing to trade during a Quarterly Blackout Period must contact the Compliance Officer for approval at least two business days in advance of any proposed transaction involving Company securities. Such request may be granted in the sole discretion of the Compliance Officer. Exceptions to the Quarterly Blackout Periods are granted infrequently and only in exceptional circumstances. All exception requests should be e-mailed to the Compliance Officer at [***].

Event-Specific Blackout Periods. As described in Section 1(B) above, from time to time, an event may occur that is material to the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, persons designated by the Compliance Officer may not engage in transactions in Company securities. The existence of an event-specific trading restriction period will not be announced to the Company as a whole and should not be communicated to any other person. If the Company declares an event-specific trading restriction period to which you are subject, the Compliance Officer will notify you when the restricted period begins and ends. Even if the Compliance Officer has not designated you as a person who should not trade due to an event- specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

B. Preclearance

Kindly MD, Inc. requires that all Directors, Officers and Designated Employees, as well as their respective Family Members, household members and Controlled Entities, obtain prior written approval from the Compliance Officer (which approval may include an e-mail confirmation) before engaging in any transaction in Company securities. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks preclearance and permission to engage in the transaction is denied, then he, she, or they should refrain from initiating any transaction in Company securities, and should not inform any other person of the restriction. If approved, the transaction must be completed within five business days, but in no event after the commencement of a blackout period. If the transaction does not occur during the five business day period, pre-clearance of the transaction must be re-requested. A form of “Request for Approval” is attached as Appendix B hereto and should be used to request approval hereunder, unless otherwise notified by the Compliance Officer. All pre-clearance requests should be e-mailed to the Compliance Officer at [***].

The Compliance Officer’s approval of a transaction submitted for preclearance does not constitute legal advice, does not constitute confirmation that you do not possess material non- public information and does not relieve you of any of your legal obligations.

The Compliance Officer himself, herself, or themself may not trade in Company securities unless the Company’s Chief Executive Officer has pre-cleared such transaction.

C. Exceptions

The trading restrictions imposed by the Quarterly Blackout Periods and Event-Specific Blackout Periods do not apply to the exempt transactions described in Section 1(D) above.

Section 3: Additional Requirements Applicable to Directors and Officers

Directors and Officers of the Company (the “Section 16 Insiders”) are also subject to the reporting and short-swing profit rules under Section 16 of the Exchange Act.

A. Reporting Requirements

Section 16(a) requires the directors and Officers of the Company to file reports with the SEC that identify their beneficial ownership of the Company’s equity securities and any transactions they make in those securities. A Form 3 must be filed no later than the 10th calendar day after an individual becomes a director or Officer of the Company, and any subsequent change in beneficial ownership by a Section 16 Insider must, unless exempt from reporting or eligible for deferred reporting, be reported on a Form 4 filed within two business days. These reports must be filed with the SEC via EDGAR and are therefore immediately publicly available upon filing. Section 16(a) imposes the obligation to file ownership reports with the SEC on the individual insiders, not on the Company. However, the Company must disclose any delinquent Section 16 filers in its annual proxy statement and identify the trading information that was not properly filed. While it is not the Company’s obligation to do so, it is the Company’s practice to assist each of its Section 16 Insiders in filing their Section 16(a) reports. In order to facilitate timely compliance, a Section 16 Insider (or his, her, or their broker) must immediately report (No later than the same day such Section 16 Insider engages in the transaction) detailed trade information, in writing, to the Compliance Officer for all transactions made in Company securities by such insider, any family members, household members and entities that such insider controls. Although it is the individual responsibility and legal obligation of each director and Officer to comply with the reporting requirements described herein, the Compliance Officer will, upon being advised of a transaction, endeavor to prepare and, pursuant to a power of attorney, timely file Section 16(a) reports on behalf of each Section 16 Insider. A power of attorney (the “POA”) that authorizes Company personnel to prepare, complete and file Section 16(a) reports, and otherwise act on a Section 16 Insider’s behalf regarding Section 16(a) reports, is attached hereto as Appendix C. Section 16 Insiders who would like the Company to assist them with their Section 16(a) reports should sign the POA and return it to the Company’s General Counsel and Chief Financial Officer.

In addition to the disclosure requirements imposed by Section 16 of the Exchange Act, directors and Officers of the Company are required to file a Form 144 before making an open market sale of Kindly MD, Inc. securities. Form 144 notifies the SEC of your intent to sell Kindly MD, Inc. securities. This form is generally prepared and filed by your broker.

B. Short-Swing Profit Rules

Section 16(b) provides for the recovery of “short-swing” profits from a Section 16 Insider resulting from certain transactions in Company securities “beneficially owned” by them. Specifically, a Section 16 Insider is required by law to turn over to the Company any “profit” realized upon a purchase followed by a sale, or a sale followed by a purchase, of any equity security of the Company that is beneficially owned by him, her, or them and made within a period of less than six months. A profit may result even if the purchase and sale involve different types of equity securities. Moreover, any sale or purchase may be matched with any purchase or sale within the period such that there may be recoverable “profit” even if there has been No economic benefit to the individual in question. The good faith of a director or Officer is irrelevant to whether recovery is required under Section 16.

Transactions in the Company’s securities by persons related to a Section 16 Insider (e.g., spouse, children, grandchildren and in-laws), or by entities in which he, she, or they may have an indirect interest (e.g., partnerships, corporations and trusts) may be attributed to the Section 16 Insider. Accordingly, such related persons or entities should be advised not to engage in trades within six months of trades engaged in by the Section 16 Insider, or engaged in by each other, without considering the implications of the short-swing profit rules.

Approved and adopted by the Company’s Board of Directors: August 14, 2025

DESIGNATED EMPLOYEES

Our current Designated Employees for purposes of our Insider Trading Policy are on file with the Compliance Officer. The Compliance Officer may alter the list of Designated Employees at any time, in which case the Compliance Officer will provide written notice to any individuals added or removed from such list.

All Covered Persons are required to sign the attached acknowledgment and certification.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of Kindly MD, Inc.’s Insider Trading Policy. The undersigned has read and understands such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)

(Please print name)

Date:____________________

APPENDICES

Appendix A List of Covered Persons

Appendix B Request for Approval

Appendix C Power of Attorney